Exhibit 99.1

                              [LOGO] FIRST BANCORP

                                  News Release

For Immediate Release:                                     For More Information,
April 24, 2006                                         Contact:  James H. Garner
                                                                    910-576-6171


                  First Bancorp Reports First Quarter Results;
                     Record Loan and Deposit Growth Achieved


     TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced net income today of $4,991,000, or $0.35 per diluted share, for the three months ended March 31, 2006. These quarterly earnings represent a 5.8% increase in net income and a 6.1% increase in diluted earnings per share from the net income of $4,716,000, or $0.33 per diluted share, reported for the first quarter of 2005. During the first quarter of 2006, the Company experienced strong growth in loans and deposits. Loans outstanding grew by $71 million, or 19.4% on an annualized basis, while deposits grew by $70 million, or 19.1% on an annualized basis. The $71 million in loan growth and $70 million in deposit growth are the highest increases ever experienced by the Company in a single quarter, excluding quarters that were impacted by acquisition-related growth.

     Key  performance  ratios for the three months ended March 31, 2006 include:

          * Return on average assets of 1.12%
          * Return on average equity of 12.78%
          * Net charge-offs to average loans of 0.03%
          * Net interest margin of 4.33%
          * Nonperforming assets to total assets at quarter end of 0.25%
          * Efficiency ratio of 58.04%

     Total assets at March 31, 2006 amounted to $1.91 billion, 13.1% higher than a year earlier. Total loans at March 31, 2006 amounted to $1.55 billion, an 11.3% increase from a year earlier, and total deposits amounted to $1.57 billion at March 31, 2006, an 8.0% increase from a year earlier.

     The increase in loans and deposits over the past twelve months resulted in an increase in the Company's net interest income when comparing the first quarter of 2006 to the first quarter of 2005. Net interest income for the first quarter of 2006 amounted to $17.9 million, a 9.6% increase over the $16.3 million recorded in the first quarter of 2005.

     The Company's net interest margin (tax-equivalent net interest income divided by average earning assets) was 4.33% for the first quarter of 2006, which is the same as it was in the first quarter of 2005. The 4.33% net interest margin realized in the first quarter of 2006 was a four basis point decrease from the 4.37% realized in the fourth quarter of 2005. The slight decrease in margin from the previous quarter was primarily a result of the average rates paid on deposits rising by more than the corresponding increases in average yields realized from loans.

     The Company's provision for loan losses amounted to $1,015,000 in the first quarter of 2006 compared to $580,000 in the first quarter of 2005. The increase was primarily the result of the strong loan growth realized in 2006, as asset quality ratios remained stable. Loan growth was $71 million in the first quarter of 2006 compared to $28 million in the first quarter of 2005. The Company's ratio of annualized net charge-offs to average loans amounted to 3 basis points for the first quarter of 2006 compared to 7 basis points for the first quarter of 2005. The Company's ratio of nonperforming assets to total assets was 0.25% at March 31, 2006 compared to 0.40% at March 31, 2005.

     Noninterest income amounted to $4.0 million for the first quarter of 2006, a 6.6% increase from the first quarter of 2005. Noninterest expenses amounted to $12.7 million in the first quarter of 2006, an 8.7% increase over 2005. There were no unusual items of noninterest income or expense that were significant in either period. In accordance with the new accounting requirements regarding stock-based compensation (FASB Statement 123(r)) that were effective on January 1, 2006, the Company recorded $47,000 in expense related to stock options in the first quarter of 2006.

     The Company's effective tax rate was 38.1% for the first quarter of 2006 compared to 38.8% in the first quarter of 2005. There were no significant changes in the Company's state tax audit situation. As previously reported, the Company has elected to enter the Settlement Initiative program that was announced by the North Carolina Department of Revenue in February 2006 in order to resolve matters related to the Company's operating structure involving a real estate investment trust. Based on the terms the initiative, the Company believes it has fully reserved for this liability and does not have any additional state income tax exposure other than the ongoing interest that will continue to accrue ($65,000 per quarter on an after-tax basis) until the Settlement Initiative is completed and the Company pays the amounts due in accordance with the settlement, which is expected to occur in the fourth quarter of this year.

     James H. Garner, President and CEO of First Bancorp, commented on the quarter's results, "I am pleased with today's report, especially the strong balance sheet growth that we have achieved thus far in 2006. On an annualized basis, we grew both loans and deposits by 19%. In the short-term, the strong loan growth negatively impacted earnings, as we were required to set aside loss reserves for the new loans. But in the long term, this growth should improve our bottom line."

     Mr. Garner added, "I would like to invite our friends and shareholders to our Annual Shareholders Meeting to be held at 3:00 P.M. on May 3, 2006 at the James H. Garner Conference Center located at 211 Burnette Street in Troy. I think you will find the meeting to be informative, and I always enjoy meeting and talking with my fellow shareholders. Also, at this meeting, we will be bidding a fond farewell to William E. Samuels, who is retiring from the Board of Directors. Bill was instrumental in making this company what it is today, and I know you'll want to thank him for all of his years of loyal service."

     Mr. Garner also noted the following corporate developments:

          o Earlier today, the Company opened for business in a newly constructed building in Mayodan, North Carolina. The Company opened its Mayodan branch in December 2003. The strong support of the community enabled First Bank to enhance its commitment to the area with the construction of a modern facility, which was built on the same lot as the existing branch.


          o On April 10, 2006, the Company upgraded its Mooresville loan production office located in the Mooresville Plaza Shopping
               Center to a full service bank branch. The loan production office opened on October 15, 2005 and quickly grew to a level that necessitated this upgrade in service in order to better serve its customers.

          o    On January 23, 2006,  the Company  announced  that it had entered into an agreement  to purchase a bank branch from First  Citizens
               Bank in  Dublin,  Virginia.  The  branch  has  approximately  $20 million in deposits.  The  conversion is expected to occur in the third quarter of 2006.

          o The Company continues construction on new buildings in Angier and Sanford that will replace existing branches. The new Angier branch, which is expected to open on May 1, 2006, is being constructed at 415 North Raleigh Street and will replace the existing location at 20 North Broad Street. The new Sanford location, which is expected to open in June 2006, is being constructed on Spring Lane next to Applebee's and is replacing the nearby branch located in the Spring Lane Galleria.

          o On February 28, 2006, the Company announced a quarterly dividend of 18 cents per share payable on April 25, 2006 to shareholders of record on March 31, 2006. The current dividend rate is an increase of 5.9% over the dividend rate paid in the same period of 2005.

          o There was no stock repurchase activity during the first quarter of 2006.


     First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 62 branch offices, with 56 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The
Company also has loan production offices in Wilmington, North Carolina and Blacksburg, Virginia. First Bancorp's common stock is traded on the NASDAQ
National Market under the symbol FBNC.

     Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

     This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words
(and  their  derivatives)  such  as  "expect,"  "believe,"  "estimate,"  "plan,"
"project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


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=========================================================================================
                            First Bancorp and Subsidiaries
                                     Financial Summary
=========================================================================================
                                                      Three Months Ended
                                                          March 31,
                                                    --------------------        Percent
($ in thousands except per share data - unaudited)    2006        2005          Change
-----------------------------------------------------------------------------------------

INCOME STATEMENT

Interest income
---------------
   Interest and fees on loans                       $ 26,762      21,359
   Interest on investment securities                   1,456       1,284
   Other interest income                                 497         272
                                                    --------    --------
      Total interest income                           28,715      22,915        25.3%
                                                    --------    --------
Interest expense
----------------
   Interest on deposits                                9,442       5,700
   Other, primarily borrowings                         1,420         930
                                                    --------    --------
      Total interest expense                          10,862       6,630        63.8%
                                                    --------    --------
        Net interest income                           17,853      16,285         9.6%
Provision for loan losses                              1,015         580        75.0%
                                                    --------    --------
Net interest income after provision
      for loan losses                                 16,838      15,705         7.2%
                                                    --------    --------
Noninterest income
------------------
   Service charges on deposit accounts                 2,074       2,008
   Other service charges, commissions, and fees        1,205       1,054
   Fees from presold mortgages                           267         238
   Commissions from financial product sales              439         295
   Data processing fees                                   36         147
   Securities gains                                       --          --
   Other losses                                          (67)        (32)
                                                    --------    --------
      Total noninterest income                         3,954       3,710         6.6%
                                                    --------    --------
Noninterest expenses
--------------------
   Personnel expense                                   7,566       6,886
   Occupancy and equipment expense                     1,627       1,434
   Intangibles amortization                               61          73
   Other operating expenses                            3,475       3,322
                                                    --------    --------
      Total noninterest expenses                      12,729      11,715         8.7%
                                                    --------    --------
Income before income taxes                             8,063       7,700         4.7%
Income taxes                                           3,072       2,984         2.9%
                                                    --------    --------
Net income                                          $  4,991       4,716         5.8%
                                                    ========    ========


Earnings per share - basic                          $   0.35        0.33         6.1%
Earnings per share - diluted                            0.35        0.33         6.1%

ADDITIONAL INCOME STATEMENT INFORMATION
---------------------------------------

   Net interest income, as reported                 $ 17,853      16,285
   Tax-equivalent adjustment (1)                         126         113
                                                    --------    --------
   Net interest income, tax-equivalent              $ 17,979      16,398         9.6%
                                                    ========    ========

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(1)  This amount reflects the tax benefit that the Company  receives  related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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===================================================================================================================
                                           First Bancorp and Subsidiaries
                                             Financial Summary - page 2
===================================================================================================================

                                                         Three Months Ended
                                                             March 31,
                                                    ----------------------------       Percent
PERFORMANCE RATIOS (annualized)                          2006           2005           Change
                                                    ---------------------------------------------

Return on average assets                                   1.12%           1.16%
Return on average equity                                  12.78%          12.57%
Net interest margin - tax equivalent (1)                   4.33%           4.33%
Efficiency ratio - tax equivalent (1) (2)                 58.04%          58.26%
Net charge-offs to average loans                           0.03%           0.07%
Nonperforming assets to total assets (period end)          0.25%           0.40%

SHARE DATA
Cash dividends declared                             $       0.18            0.17         5.9%
Stated book value                                          11.12           10.66         4.3%
Tangible book value                                         7.69            7.17         7.3%
Common shares outstanding at end of period            14,291,060      14,138,379
Weighted average shares outstanding - basic           14,254,785      14,105,577
Weighted average shares outstanding - diluted         14,421,639      14,363,606
Shareholders' equity to assets                             8.33%           8.94%

AVERAGE BALANCES ($ in thousands)
Total assets                                        $  1,803,312       1,650,624         9.3%
Loans                                                  1,516,456       1,383,216         9.6%
Earning assets                                         1,682,535       1,537,165         9.5%
Deposits                                               1,525,167       1,414,721         7.8%
Interest-bearing liabilities                           1,431,936       1,318,731         8.6%
Shareholders' equity                                     158,380         152,162         4.1%

-------------------------------------------------------------------------------------------------

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
                                                                   For the Three Months Ended
                                                                   --------------------------
                                             March 31,    December 31,  September 30,      June 30,      March 31,
INCOME STATEMENT                               2006        2005 (3)        2005 (2)          2005          2005
                                           ------------   ------------  -------------   -------------  ------------
Net interest income - tax equivalent (1)   $     17,979         18,060         17,463          17,118        16,398
Taxable equivalent adjustment (1)                   126            113            111             111           113
Net interest income                              17,853         17,947         17,352          17,007        16,285
Provision for loan losses                         1,015            925            690             845           580
Noninterest income                                3,954          3,803          3,779           3,712         3,710
Noninterest expense                              12,729         12,175         11,486          12,260        11,715
Income before income taxes                        8,063          8,650          8,955           7,614         7,700
Income taxes                                      3,072          1,237          9,646           2,962         2,984
Net income                                        4,991          7,413           (691)          4,652         4,716

Earnings per share - basic                         0.35           0.52          (0.05)           0.33          0.33
Earnings per share - diluted                       0.35           0.52          (0.05)           0.32          0.33

===================================================================================================================

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Net income for the three months ended September 30, 2005 was significantly impacted by a contingency tax loss accrual amounting to $6,320,000, or $0.44 per share (which increased income tax expense).
(3) Net income for the three months ended December 31, 2005 was significantly impacted by the reversal of a portion of the accrual noted in (2) above, amounting to $1,982,000, or $0.14 per share (which decreased income tax expense).

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=================================================================================================================================
                                                  First Bancorp and Subsidiaries
                                                    Financial Summary - page 3
=================================================================================================================================

                                       March 31,    December 31,     March 31,     One Year
PERIOD END BALANCES ($ in thousands)     2006           2005           2005          Change
                                     ------------   ------------   ------------   ------------
Assets                               $  1,907,887      1,801,050      1,687,160           13.1%
Securities                                128,026        127,785        127,951            0.1%
Loans                                   1,553,371      1,482,611      1,395,324           11.3%
Allowance for loan losses                  16,610         15,716         15,066           10.2%
Intangible assets                          49,131         49,227         49,445           -0.6%
Deposits                                1,565,040      1,494,577      1,448,692            8.0%
Borrowings                                131,739        100,239         76,239           72.8%
Shareholders' equity                      158,971        155,728        150,779            5.4%

                                                                           For the Three Months Ended
                                                                           --------------------------
                                                      March 31,     December 31,    September 30,     June 30,        March 31,
YIELD INFORMATION                                       2006            2005            2005            2005            2005
                                                    ------------    ------------    ------------    ------------    ------------
Yield on loans                                              7.16%           6.99%           6.71%           6.47%           6.26%
Yield on securities - tax equivalent (1)                    5.06%           4.82%           4.72%           5.06%           4.94%
Yield on other earning assets                               5.12%           4.39%           3.84%           3.33%           2.80%
   Yield on all interest earning assets                     6.95%           6.74%           6.47%           6.25%           6.08%

Rate on interest bearing deposits                           2.88%           2.61%           2.35%           2.09%           1.86%
Rate on other interest bearing liabilities                  5.54%           5.30%           5.22%           5.27%           4.92%
   Rate on all interest bearing liabilities                 3.08%           2.79%           2.53%           2.27%           2.04%

        Interest rate spread - tax equivalent (1)           3.87%           3.95%           3.94%           3.98%           4.04%
        Net interest  margin - tax equivalent (2)           4.33%           4.37%           4.32%           4.31%           4.33%

        Average prime rate                                  7.42%           6.96%           6.42%           5.91%           5.44%


(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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
                                                  March 31,     December 31,    September 30,     June 30,       March 31,
ASSET QUALITY DATA ($ in thousands)                 2006            2005            2005            2005            2005
                                                ------------    ------------    ------------    ------------    ------------
Nonaccrual loans                                $      3,283           1,640           3,330           3,806           4,249
Restructured loans                                        12              13              14              15              15
Accruing loans > 90 days past due                         --              --              --              --              --
                                                ------------    ------------    ------------    ------------    ------------
     Total nonperforming loans                         3,295           1,653           3,344           3,821           4,264
Other real estate                                      1,451           1,421           2,023           2,520           2,401
                                                ------------    ------------    ------------    ------------    ------------
     Total nonperforming assets                 $      4,746           3,074           5,367           6,341           6,665
                                                ============    ============    ============    ============    ============

Net charge-offs to average loans - annualized           0.03%           0.29%           0.12%           0.08%           0.07%
Nonperforming loans to total loans                      0.21%           0.11%           0.23%           0.27%           0.31%
Nonperforming assets to total assets                    0.25%           0.17%           0.31%           0.36%           0.40%
Allowance for loan losses to total loans                1.07%           1.06%           1.10%           1.10%           1.08%

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